UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers.

On September 22, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Saba Software, Inc. (“Saba”) approved the allocations, methodologies, and metrics for the payment of bonuses for fiscal 2011, if any, to Saba’s named executive officers.

Aggregate cash bonus amounts range between 70% and 100% of base salary per individual at the target level of achievement. Each individual’s actual bonus will be determined by a formula based on the Company’s revenues, product bookings and non-GAAP earnings per share with respect to fiscal 2011 (“Financial Objectives”), as well as annual individual goals (“Individual Objectives”). The target bonus is based on a weighting of 55% for Financial Objectives and 45% for Individual Objectives. It is possible to exceed the target level of achievement for the corporate bonus component and receive a bonus payment in excess of the bonus payment payable at the target level, up to a maximum of 200% of the target bonus amount.

Bonus payments are anticipated to be made both quarterly and yearly, depending on the relevant performance objective. The Committee determines the actual bonus payments for all of the named executive officers.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 22, 2010, the Board of Directors approved of an amendment to the Company’s bylaws, effective as of the Company’s 2010 annual meeting of stockholders, to decrease the size of the Board from seven to six.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Saba Software, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: September 28, 2010	/S/ WILLIAM SLATER
(Signature)
William Slater
Chief Financial Officer